Exhibit 99.1

Core-Mark Third Quarter Sales Increase by 13.2%

South San Francisco, California – November 10, 2008 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading broad-line distributors in North America, announced financial results for the third quarter ended September 30, 2008.

Third Quarter

Net sales were $1.67 billion for the third quarter of 2008 compared to $1.48 billion for the same period in 2007, a 13.2% increase or 6.1% excluding the new Toronto and New England divisions. Net sales increased due to a 5.7% increase in cigarette carton sales and a 15.6% increase in non-cigarette sales.

Gross profit for the third quarter of 2008 was $93.9 million compared to $85.2 million for the same period last year. Gross profit, excluding cigarette holding profits and LIFO expense, grew from $87.5 million in the third quarter of 2007 to $99.7 million this year, a 13.9% increase. This improvement was driven primarily by incremental gross profit generated by the two new divisions and a 12.0% increase in the non-cigarette categories from existing divisions.

The Company’s operating expenses for the third quarter of 2008 increased to $85.3 million compared to $80.6 million in the third quarter of 2007 which included a $5.2 million bad debt charge. Excluding that charge, operating expenses increased $9.9 million in the third quarter of 2008. Approximately 58% of this increase was attributable to our two new divisions, 27% was attributable to variable operating expenses on new sales growth generated by the other divisions and 19% was attributable to an increase in health and welfare costs.

Net income for the third quarter of 2008 was $5.3 million, or $0.49 per diluted share, compared to net income of $3.3 million, or $0.30 per diluted share for the same period in 2007. In addition to the items mentioned above, net income also includes a pre-tax foreign exchange loss of $1.5 million this quarter compared to a pre-tax foreign exchange gain of $0.3 million in the third quarter of last year.

“We are pleased with the strength of our revenues and positive trends in the food/non-food margins, and while more work is needed, we are realizing some leveraging of our operating expenses,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

First Nine Months

Net sales were $4.55 billion for the first nine months of 2008 compared to $4.19 billion for the same period in 2007, an 8.7% increase. The increase in sales was accomplished despite nominal growth in cigarette carton sales. Non-cigarette sales grew 13.7% in the first nine months of 2008 compared to the same period in 2007.

Gross profit for the first nine months of 2008 was $266.2 million compared to $257.3 million last year. The first nine months of 2007 included a $13.3 million tobacco tax refund and an additional $5.2 million in cigarette holding profits compared to the same period this year. Gross profit, excluding the tax refund, cigarette holding profits and LIFO expense, grew from $246.6 million in the first nine months of 2007 to $275.4 million, an 11.7% increase. This improvement was driven by a 15.3% increase in the non-cigarette categories.

The Company’s operating expenses for the first nine months of 2008 increased to $248.2 million from $225.2 million during the same period of 2007 which included a $5.2 million bad debt charge. Excluding that charge, operating expenses increased by $28.2 million. This increase was driven primarily by sales growth and start-up and operational expenses for the new Toronto and New England Divisions.

Net income for the first nine months of 2008 was $10.5 million, or $0.95 per diluted share compared to net income of $19.0 million, or $1.69 per diluted share for the same period in 2007. This $0.74 decrease in the diluted earnings per share was significantly impacted by several items which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis was $1.60 compared to $1.34 per diluted share for the first nine months of 2007.

Guidance for 2008

The Company reiterates its annual guidance for 2008 of $6.0 billion of net sales, which is an 8% increase in net sales compared to 2007. Management continues to expect capital expenditures of approximately $20 million for 2008.

Investors Conference Call

Core-Mark will host an earnings call on Tuesday, November 11, 2008 at 9:00 a.m. Pacific Time during which management will review the results of the third quarter ended September 30, 2008. The call may be accessed by dialing 1-800-661-2563 using the code 22970773. The call may also be listened to on the internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days.

Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to approximately 25,000 retail locations in 50 states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our diluted earnings per share for the first nine months of 2008 on a comparable basis with the first nine months of 2007. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to our dependence on the convenience store industry for our revenues; uncertain and recent economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management and key personnel; integration of acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto; earthquake and natural disaster damage; failure or disruptions to our information systems; a general decline in cigarette sales volume; competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. See the “Risk Factors” section included in our Form 10-K, our most recent Form 10-Q and all other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$13.9	$21.3
Restricted cash	12.3	11.5
Accounts receivable, net of allowance for doubtful accounts of $8.9 and $9.3, respectively	162.3	135.7
Other receivables, net	34.0	32.1
Inventories, net	241.3	216.4
Deposits and prepayments	38.6	36.9
Deferred income taxes	8.5	8.4

Total current assets	510.9	462.3

Property and equipment, net	76.2	69.3
Deferred income taxes	7.4	7.2
Goodwill	3.6	2.8
Other non-current assets, net	37.1	35.5

Total assets	$635.2	$577.1

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$78.2	$54.3
Book overdrafts	14.3	21.1
Cigarette and tobacco taxes payable	99.9	94.2
Accrued liabilities	59.4	56.7

Total current liabilities	251.8	226.3

Long-term debt	58.3	29.7
Other long-term liabilities	12.4	13.7
Claims liabilities	32.0	31.2
Pension liabilities	9.5	9.7

Total liabilities	364.0	310.6

Stockholders' equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,737,663 and 10,445,886 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively)	0.1	0.1
Additional paid-in capital	208.2	202.6
Treasury stock at cost, 396,716 shares of common stock	(11.0)	—
Retained earnings	74.9	64.4
Accumulated other comprehensive loss	(1.0)	(0.6)

Total stockholders' equity	271.2	266.5

Total liabilities and stockholders' equity	$635.2	$577.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$1,672.7	$1,477.5	$4,552.7	$4,187.6
Cost of goods sold	1,578.8	1,392.3	4,286.5	3,930.3

Gross profit	93.9	85.2	266.2	257.3

Warehousing and distribution expenses	54.3	45.6	151.2	128.6
Selling, general and administrative expenses	30.5	34.6	95.5	95.3
Amortization of intangible assets	0.5	0.4	1.5	1.3

Total operating expenses	85.3	80.6	248.2	225.2

Income from operations	8.6	4.6	18.0	32.1

Interest expense	0.7	0.5	1.6	2.0
Interest income	(0.2)	(0.2)	(0.9)	(0.7)
Foreign currency transaction losses (gains), net	1.5	(0.3)	2.6	(0.9)

Income before income taxes	6.6	4.6	14.7	31.7
Provision for income taxes	1.3	1.3	4.2	12.7

Net income	$5.3	$3.3	$10.5	$19.0

Basic income per common share	$0.51	$0.32	$1.00	$1.84

Diluted income per common share	$0.49	$0.30	$0.95	$1.69

Basic weighted average shares	10.4	10.4	10.5	10.4
Diluted weighted average shares	10.9	11.3	11.0	11.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$10.5	$19.0
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	10.8	10.0
Amortization of debt issuance costs	0.4	0.3
Amortization of stock-based compensation expense	2.8	4.1
Bad debt expense, net	1.1	5.5
Depreciation and amortization	12.9	11.0
Foreign currency transaction losses (gains), net	2.6	(0.9)
Changes in operating assets and liabilities:
Accounts receivable	(16.4)	(4.2)
Other receivables	(2.6)	4.0
Inventories	(28.5)	(25.5)
Deposits, prepayments and other non-current assets	(5.9)	(22.8)
Accounts payable	24.4	13.2
Cigarette and tobacco taxes payable	7.8	19.3
Pension, claims and other accrued liabilities	3.2	1.1
Income taxes payable	0.1	(5.3)

Net cash provided by operating activities	23.2	28.8

Cash flows from investing activities:
Restricted cash	(1.6)	(0.6)
Acquisition of business, net of cash acquired	(26.4)	—
Additions to property and equipment, net	(14.0)	(13.3)
Proceeds from sale of fixed assets	0.1	0.1
Capitalization of software	(0.7)	—

Net cash used in investing activities	(42.6)	(13.8)

Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility, net	27.8	(24.3)
Repurchases of common stock shares (treasury stock)	(11.0)	—
Proceeds from exercise of common stock options	2.5	2.0
Excess tax deductions associated with stock-based compensation	0.6	1.1
(Decrease) Increase in book overdrafts	(6.8)	2.9

Net cash provided by (used in) financing activities	13.1	(18.3)

Effects of changes in foreign exchange rates	(1.1)	(1.8)

Decrease in cash and cash equivalents	(7.4)	(5.1)
Cash and cash equivalents, beginning of period	21.3	19.9

Cash and cash equivalents, end of period	$13.9	$14.8

Supplemental disclosures:
Cash paid during the period for:
Income taxes, includes interest paid, net of refunds	$5.8	$27.0
Interest	$1.1	$2.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS

(Unaudited)

	Nine Months Ended September 30		% Increase/ (Decrease)
	2008	2007
GAAP Diluted EPS	$0.95	$1.69	(43.8%)
State of Washington OTP tax refund(1)	—	(0.72)	—
Cigarette inventory holding profits(2)	(0.08)	(0.36)	—
LIFO expense(3)	0.59	0.50	—
Bad debt charge(4)	—	0.28	—
Foreign exchange loss/(gain)	0.14	(0.05)	—

Non-GAAP Diluted EPS(5)	$1.60	$1.34	19.4%

(1)	State of Washington OTP Tax Refund

In April 2007, we entered into a settlement agreement with the State of Washington Department of Revenue related to a technical interpretation of the State of Washington’s Other Tobacco Tax Law which specifies a refund of Other Tobacco Product (OTP) tax of approximately $13.3 million, representing 25% of the State of Washington OTP tax we paid for the periods of December 1991 through December 1996 and May 1998 through June 2005. This refund was received in July 2007.

(2)	Cigarette Inventory Holding Profits

Cigarette inventory holding profits relate to the timing of increases in manufacturer prices and excise taxes.

(3)	LIFO Expense

The increase in LIFO expense in 2008 results from higher annual producer price index estimates primarily for grocery and confectionery products.

(4)	Bad Debt Charge

Two of our customers filed for bankruptcy protection in the fourth quarter of 2007.

(5)	Non-GAAP Diluted EPS

The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39% for 2008 and 2007.